Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-180268) of Vantiv, Inc. of our report dated April 27, 2010 relating to the financial statements of NPC Group, Inc., which appears in this Current Report on Form 8-K of Vantiv, Inc. dated May 6, 2013.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

May 6, 2013